Exhibit  99.1

Image Entertainment Announces Increase to Its Bank Revolving
Credit Line from $17 Million to $23 Million


   CHATSWORTH, Calif.--(BUSINESS WIRE)--Oct. 6, 2004--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of exclusive DVD programming in North America, today announced that it has negotiated a favorable amendment to its existing credit facility with Wells Fargo Foothill, Inc.
   The maximum revolving credit line under the agreement was increased $6 million to $23 million. Actual borrowing availability under the line remains substantially based upon eligible trade accounts receivable levels. The interest rate remains at the bank's prime rate plus 0.75% (5.50% at September 30, 2004), however, the interest rate floor was reduced to 5.00% from 5.75%. The Company was also provided with the option to borrow at LIBOR plus 3.5%. The term of the agreement was extended two years through December 28, 2007.
   Jeff M. Framer, Image's Chief Financial Officer, commented, "The revolving credit line increase comes at a great time for Image, providing greater financial flexibility to drive our exclusive content acquisition process."

   About Image Entertainment:

   Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America with more than 2,600 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video, and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

   Forward-Looking Statements:

   This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Contact:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com